Exhibit 10.2
AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT
DATED AS OF FEBRUARY 14, 2007
BETWEEN
MASTEC NORTH AMERICA, INC.
AND
ATLAS TRAFFIC MANAGEMENT SYSTEMS LLC*

*	As amended and restated by the Buyer and Seller on January 24, 2008.

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
     This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (as amended and restated herein, the “Agreement”) is hereby made and entered into as of the 14th day of February, 2007, by and between ATLAS Traffic Management Systems LLC, a Delaware limited liability company formerly known as LM-ITS Acquisition Company LLC (“Buyer”), and MasTec North America, Inc., a Florida corporation (“Seller”).
     WHEREAS, Seller, through its department of transportation service group, provides specialty contracting services to state Departments of Transportation, including traffic management systems, related IT installations, and roadside construction services (such service group, the “Business”);
     WHEREAS, Buyer and Seller desire that Buyer acquire certain assets and assume certain liabilities of the Business, including substantially all of Seller’s state Department of Transportation related projects and assets, on the terms and conditions hereinafter set forth;
     WHEREAS, the parties have previously entered into that certain Asset Purchase Agreement (the “Original Agreement”) dated as of November 9, 2006 (the “Original Agreement Date”); and
     WHEREAS, the parties wish to modify certain agreements and understandings set forth in such Original Agreement by entering into this Amended and Restated Asset Purchase Agreement which amends and restates such Original Agreement in full.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:
     1. Recitals and Definitions.
          a. Recitals. The recitals contained herein are true and correct and by this reference are incorporated herein and made a part of this Agreement.
          b. Definitions. Capitalized terms not otherwise defined herein shall have the respective meanings set forth on Exhibit A.
     2. Purchase and Sale of Assets. Upon the terms and subject to the conditions contained herein, at the Closing Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, other than Permitted Encumbrances, all of Seller’s right, title and interest in the following assets (collectively, the “Assets”):

          a. all accounts receivable (whether current or noncurrent) of the Business, other than the Excluded Receivables, and all causes of action specifically pertaining to the collection of the foregoing (collectively, the “Acquired Receivables”);
          b. all Inventory of the Business (collectively, the “Acquired Inventory”);
          c. all of the Intellectual Property set forth on Schedule 2(c) (the “Acquired Intellectual Property”);
          d. all rights and interest of the Seller under the Contracts, including the Contracts set forth on Schedule 2(d) (the “Acquired Contracts”);
          e. all tangible personal property of the Business, including the machinery, equipment, tools, supplies, construction in progress, furniture and computer hardware, whether owned, leased or licensed set forth on Schedule 2(e) (the “Acquired Personal Property”);
          f. all projects of the Business set forth on Schedule 2(f), other than projects completed prior to the Closing Date, and other projects of the Business entered into after the date of this Agreement in accordance with this Agreement (the “Current Projects”);
          g. all other current assets, retainages and other long term assets of the Business as of the Closing Date, including those set forth on Schedule 2(g);
          h. except to the extent set forth in Section 3(h), the originals and/or copies (if originals are unavailable, including without limitation, copies of the records described in Section 3(h)(i)) of all information and records relating primarily to the Assets or the Business, including books, records, databases, ledgers, files, documents, correspondence, lists, plats, plans and designs of fixtures and equipment, specifications, technical information, creative materials, advertising and promotional materials, studies, reports, sales records, service records, supplier lists, customer lists, sales order files, engineering data files, purchase order files, supplier files, other supplier information, customer files, other customer information, environmental control, monitoring and test records and all other printed or written materials, whether or not confidential or proprietary;
          i. all software, programs and source code, program documentation, manuals, forms, guides, and other materials with respect thereto, to the extent transferable to Buyer without cost to Seller, including without limitation Microsoft Office applications, including Microsoft Windows (the “Transferable Software”), provided that the Oracle software shall not be transferred even if permitted pursuant to Seller’s license from Oracle;

          j. all expenses that have been prepaid by Seller relating primarily to the operation of the Business, including but not limited to ad valorem taxes, lease and rental payments;
          k. all rights, claims, credits, causes of action or rights of set-off or recoupment against Persons other than Seller and its Affiliates relating primarily to the Business or the Assets, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties and rights to insurance proceeds as to the Assets;
          l. all Permits used in the Business, to the extent the transfer thereof is permitted by Applicable Law, including those set forth on Schedule 2(l) (collectively, the “Acquired Permits”);
          m. $2,500,000 of cash (the “Minimum Cash”); and
          n. the right to use the letters “ITS” to the extent Seller has any right to use such letters (for purposes of clarity and notwithstanding anything to the contrary set forth herein, MasTec makes no representation or warranty as to ownership or the right to use such letters), but without any reference to MasTec.
     3. Excluded Assets. Notwithstanding anything to the contrary set forth in Section 2 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:
          a. all cash and cash equivalents (including, without limitation, checking account balances, certificates of deposit and other time deposits and petty cash) other than the Minimum Cash;
          b. all accounts receivable of Seller not related to the Business;
          c. accounts receivable of the Business to be designated by Seller prior to Closing on Schedule 3(c) in the aggregate amount of no more than $2,500,000 (the “Excluded Receivables”);
          d. all Inventory of Seller other than the Acquired Inventory;
          e. all rights and interest of Seller under all Contracts other than the Acquired Contracts;

          f. all tangible personal property, including machinery, equipment, tools, supplies, construction in progress, furniture and fixtures, leasehold improvements and computer hardware, whether owned, leased or licensed other than the Acquired Personal Property;
          g. all projects of Seller other than the Current Projects (for purposes of clarity, the Current Projects include all Bonded Obligations);
          h. (i) all original confidential personnel records of Seller and its Affiliates pertaining to employees of Seller and/or its Affiliates prior to Closing, including the original records of all employees of the Business who were employees of Seller and its Affiliates prior to Closing; (ii) all corporate minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller; (iii) all documents relating to proposals to acquire the Assets by Persons other than Buyer; and (iv) all accounting and other books and records that do not relate to the Assets;
          i. all insurance policies and agreements;
          j. all refunds, prepayments, rights of recoupment, and other rights with respect to any Taxes relating to periods prior to and including the Closing;
          k. all intercompany accounts receivable, loans and advances;
          l. all of Seller’s assets which are not primarily used in connection with the Business;
          m. the name “MasTec” and all other Intellectual Property of the Seller and its Affiliates other than the Acquired Intellectual Property;
          n. all assets related to Excluded Liabilities;
          o. all software, programs and source code, program documentation, manuals, forms, guides, and other materials with respect thereto, other than the Transferable Software;
          p. all Permits other than the Acquired Permits;
          q. all of Seller’s rights hereunder; and

           r. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any Contract or Permit if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or would be legally ineffective. If any such consent is not obtained prior to Closing, including, but not limited to, consents from customers of those Current Projects set forth on Schedule 3(r), or does not remain in full force and effect at Closing or if any attempt at an assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights following the Closing, (i) Buyer and Seller shall use commercially reasonable efforts, following the Closing, to obtain any consents or approvals not obtained prior to Closing, and (ii) Buyer and Seller shall use reasonable efforts to enter into a mutually agreeable, reasonable and lawful arrangement under which Buyer obtains the benefits and assumes the obligations in respect of such Contract or Permit from and after the Closing, including subcontracting, sublicensing or subleasing to Buyer, and under which Seller would enforce for the benefit of Buyer, with Buyer assuming the obligations, any and all rights of Seller against a third Person party thereto.
     4. Assignment and Assumption of Liabilities.
          a. Subject to the terms and conditions set forth in this Agreement and except for the Excluded Liabilities, Buyer shall assume all of the Assumed Liabilities. “Assumed Liabilities” means:
               i) all Liabilities of the Business, including all Liabilities pursuant to the Acquired Contracts (including for liquidated damages) and Acquired Permits and all Liabilities related to the Assets in all cases other than the Excluded Liabilities;
               ii) all accounts payable related to the Business;
               iii) all Liabilities in respect of Transferred Employees, and beneficiaries of employees of the Business, including under or relating to WARN or any similar state or local law;
               iv) all Liabilities relating to claims of manufacturing or design defects with respect to any product sold or service provided by the Business, including Liabilities in respect of investigations regarding product safety, product recall and related matters;
               v) all liabilities and obligations relating to warranty obligations or services with respect to any product sold or service provided by the Business prior to, on or after the Closing Date;

               vi) all Liabilities relating to the ITS Leases;
               vii) all Liabilities relating to the Occupational Safety and Health Act of 1970, as amended, and any regulations, decisions or orders promulgated thereunder, together with any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as the same may be amended, supplemented or superseded, relating to or arising out of the operation, affairs and conduct of the Business;
               viii) all Proceedings (including all Liabilities arising from or related thereto) arising from, related to or in connection with the Business, including those Proceedings set forth on Schedule 4(a)(viii), but excluding the Excluded Proceedings (the “Assumed Proceedings”);
               ix) a pro rata portion of all ad valorem real property taxes for the portion of the taxable year ending after the Closing Date;
               x) all Environmental Liabilities relating to or arising out of the operation, affairs and conduct of the Business; and
               xi) all Defective Installation Losses.
          b. The assumption by Buyer of the Assumed Liabilities, the transfer thereof by Seller, and the limitations of such transfer shall in no way expand the rights or remedies of any third party against Buyer or Seller or its Affiliates as compared to the rights and remedies which such third party would have had against Seller or its Affiliates had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights which are not presently granted to any party under the terms of any Contract which is expressly assumed by Buyer under the terms of this Agreement.
     5. Excluded Liabilities. Buyer shall not assume, and shall not be deemed to have assumed, the following liabilities (collectively, the “Excluded Liabilities”):
          a. any liability or obligation of the Seller arising under this Agreement;
          b. except to the extent provided in Section 12(f), any liability or obligation of the Seller or its Affiliates with respect to, or arising out of, any employee benefit plan, executive deferred compensation plan or any other plans or arrangements for the benefit of any employees of the Seller or any such Affiliate, including the Transferred Employees (for periods prior to the Closing in the case of the Transferred Employees);
          c. any liability or obligation of the Seller to its shareholders as such or to any Person, related solely to a claim by such Person, if any, to have a right to acquire any ownership interests or other securities convertible into or exchangeable for any ownership interests of the Seller;
          d. [Intentionally omitted];
          e. any Taxes required to be paid as a result of the transaction contemplated by this Agreement;
          f. any liability of Seller for Taxes (with respect to the Business or otherwise) for periods prior to the Closing;
          g. those Proceedings (including all Liabilities arising from or related thereto) set forth on Schedule 5(g)(the “Excluded Proceedings”);
          h. [Intentionally omitted];
          i. [Intentionally omitted]; and
          j. all equipment lease payments owing for the month of February 2007 on the leased vehicles and equipment of the Business in the approximate amount of $170,000.
     6. Purchase Price.
          a. The purchase price for the Assets shall be:
               i) $1,000,000 payable in cash to the Seller at Closing (the “Base Purchase Price”) by wire transfer of immediately available funds to such account or accounts as Seller shall have designated prior to the Closing Date; plus
               ii) additional earn-out consideration (the “Earn-Out”) up to a maximum amount of $12,000,000 (the “Earn-Out Amount”) which shall be paid as follows:

          b. Earn-Out. In addition to the Base Purchase Price, Seller shall be entitled, to the extent not prohibited by the terms of any credit facilities in favor of Buyer with lenders (to the extent any such restrictions exist, all payments which would be payable under this section absent such restriction shall be deferred until such time as the payment thereof is not prohibited by the terms of any such credit facilities (including upon a Change of Control upon which all such deferred accrued amounts shall be paid in accordance with Section 6(b)(iv) below) and Buyer shall use commercially reasonable best efforts to remove or exclude all such restrictions from the terms of such credit facilities), to the Earn-Out Amount as provided in this Section 6(b).
               i) With respect to the calendar year ending December 31, 2009 and each calendar year thereafter until December 31, 2013 (the “Earn-Out Period”), Buyer shall pay to Seller an amount (each such amount, an “Earn-Out Payment”), equal to 25% of the sum of (a) the EBITDA of the Business during such calendar year (the “Determination Year”), and (b) the EBITDA Loss Accrual, if any. An “EBITDA Loss Accrual”, which shall only exist if aggregate EBITDA during the Calculation Period (as defined below) is less than zero, means with respect to any Determination Year, the aggregate EBITDA of the Business during the Calculation Period.
                    1) The “Calculation Period” with respect to any Determination Year shall be from January 1st of the first year of the Earn-Out Period during which EBITDA was less than zero (or, if an Earn-Out Payment was paid or accrued in a prior Determination Year (a “Payout Year”), January 1st of the first year of the Earn-Out Period during which EBITDA was less than zero following the most recent Payout Year) through December 31st of the calendar year immediately preceding the Determination Year.
                    2) For purposes of clarity, any portion of the $12,000,000 maximum Earn-Out Amount that has not (i) accrued in accordance with Section 6(b)(i) or (ii) become payable from Buyer to Seller following a Change of Control of Buyer as of the time when the final calculation of Cumulative EBITDA for the calendar year ending December 31, 2013 has been agreed upon by the Buyer and Seller shall expire and be of no further force or effect.
               ii) Computation of EBITDA. For purposes of this Agreement, “EBITDA” of the Business for any calendar year shall mean the earnings from operations before interest, taxes, depreciation and amortization, calculated as if the Business was being operated as a separate and independent entity (which for purposes of clarity shall not include any other businesses acquired by Buyer following the date hereof and all costs and expenses in connection therewith). All components of EBITDA shall be determined in accordance with US GAAP, consistently applied. In calculating EBITDA: (a) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined pursuant to US GAAP, (b) EBITDA shall not include any gains, Losses or profits realized from the sale of any assets other than in the Ordinary Course of Business, (c) EBITDA will be increased by the amount by which all management fees and other charges and payments made by Buyer to any of its Affiliates exceeds $300,000 per annum, (d) no deduction shall be made for any legal, accounting or other diligence fees or expenses arising out of this Agreement, the Original Agreement or the settlement agreement between Buyer and Seller dated January 24, 2008 (the “Settlement Agreement”) or the transactions contemplated hereby or thereby, (e) EBITDA will exclude any impact from the “cumulative effect of a change in accounting principles” as that term is defined pursuant to US GAAP, (f) EBITDA will exclude any non-cash impairment charges, and (g) the purchase and sales prices of goods and services sold by the Business to Buyer or any of its Affiliates or purchased by the Business from Buyer or any of its Affiliates shall be adjusted to reflect the amounts that the Business would have realized or paid if dealing with an independent party in an arm’s-length commercial transaction. Buyer shall calculate EBITDA based upon the year-end audited financial statements of the Business and pay the Earn-out Payment, if any, to Seller no later than the 150th day of each calendar year by wire transfer of same day funds to an account designated by Seller.
               iii) [Intentionally omitted].
               iv) Change of Control. Upon any Change of Control of Buyer, Buyer shall satisfy all indebtedness permitted by Section 6(b)(vi)(4), and the remaining proceeds paid to Buyer and/or its direct or indirect (without double counting) equity holders in connection with that Change of Control and limited only to those proceeds as a result of same, shall be paid or retained as follows:
                    1) first, Buyer and/or its equity holders shall retain an amount equal to all Invested Capital;
                    2) second, Buyer and/or its equity holders shall retain an amount equal to the Minimum Return;
                    3) third, Buyer and/or its equity holders shall pay Seller all Earn-Out Payments which were otherwise accrued and payable pursuant to Section 6(b)(i), but were deferred pursuant to such section;
                    4) fourth, Buyer and/or its equity holders shall retain 50% of the remaining proceeds and pay Seller an amount equal to 50% of the remaining proceeds until Seller has been paid $12,000,000 under this Section 6(b); and
                    5) finally, 100% of the remaining proceeds shall be retained by Buyer.

               v) For purposes of this Section 6(b), the following terms have the respective meanings below:
                    1) “Invested Capital” means the aggregate amount of equity contributed to Buyer less the aggregate amount of equity distributed from Buyer to its equity holders, excluding all management fees.
                    2) “Minimum Return” means, a 20% per annum compounded return, on all Invested Capital and for purposes of clarity, includes all distributions made from Buyer to its equity holders following the date hereof other than a return of equity as set forth in Section 6(b)(v)(1).
                    3) “Change of Control” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d 5(b)(1) promulgated under the Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of equity interests of the Buyer, by contract or otherwise) of in excess of 50% of the voting securities, limited partnership interests, general partnership interests or any other equity interests of the Buyer, (ii) the Buyer merges into or consolidates with any other Person, or any Person merges into or consolidates with the Buyer and, after giving effect to such transaction, the equity holders of the Buyer immediately prior to such transaction own less than 50% of the equity interests of the Buyer or the successor entity of such transaction, (iii) the Buyer sells, transfers, liquidates, leases or licenses its assets, as an entirety or substantially as an entirety, to another Person and the equity holders of the Buyer immediately prior to such transaction own less than 50% of the equity interests of such Person, or (iv) the execution by the Buyer of an agreement to which the Buyer is a party or by which it is bound, providing for any of the events set forth above in (i) through (iii).
               vi) Restrictions. Until such time as the Earn-Out Amount has been paid in full or the obligation to pay the Earn-Out Amount has fully expired under the terms set forth in Section 6(b)(i)(2) hereof:
                    1) the Business shall be managed and operated as a separate, stand alone entity;
                    2) without the prior written consent of Seller, which consent shall not be unreasonably withheld, there shall be no expenses imposed upon the Business by any Affiliate of Buyer, including without limitation, any corporate overhead charges, management fees, general and administrative expense allocation or charges or expenses relating to accounting, human resources, legal and compliance and information technology nor will any services or products be provided to the Business by an Affiliate of Buyer, except at rates that are at least as favorable as the Business could obtain from third parties; provided that Buyer shall be permitted to pay a management fee of no more than $25,000 per month to an Affiliate of Buyer;
                    3) Buyer shall not (A) declare or pay any dividends, (B) make any distributions or payments to its members or to any Affiliate of Buyer or any Affiliate of a member of Buyer (including without limitation repayment of loans), (C) purchase, redeem, retire, defease or otherwise acquire for value any of its equity interests now or hereafter outstanding, (D) return any capital to its members (or the equivalent Persons thereof) as such, or (E) permit any of its subsidiaries to do any action set forth in (A), (B), (C), or (D) other than making distributions solely to Buyer; provided that Buyer may (1) pay management fees to an Affiliate of Buyer in the aggregate maximum amount of $25,000 during any month, and (2) make distributions to its members in an amount not to exceed the federal income tax liability of such members as a result of Buyer’s income, including late penalties, if any, actually incurred by such members as a result of the timing of Buyer’s tax distribution payments; and
                    4) Buyer shall not enter into any credit facility or other arrangement of any kind whatsoever which (A) restricts the payment of the amounts set forth in Section 6(b)(iv) following a Change of Control and payment in full of all amounts due under such credit facility or arrangement, (B) restricts the payment of the amounts set forth in Section 6(b)(iv)(3) and/or (4) in a different manner than the payment of the amounts set forth in Section 6(b)(iv)(1) and/or (2) following a Change of Control and payment in full of all amounts due under such credit facility or arrangement, or (C) permits Buyer to take any action prohibited by Section 6(b)(vi)(3), unless such credit facility or arrangement concurrently permits payment of all amounts accrued under Section 6(b).
          c. Allocation of Purchase Price. The Base Purchase Price and the Earn-Out shall be referred to collectively as the “Purchase Price”. Prior to Closing, the Seller shall provide to Buyer a proposed allocation of the Purchase Price plus liabilities deemed assumed (the “Tax Purchase Price”) for the sale of the Assets. The Tax Purchase Price shall be allocated using principles that are consistent with the Internal Revenue Code of 1986, as amended. Prior to Closing, the Buyer and Seller shall mutually agree on a final allocation (the “Final Allocation”) of the Tax Purchase Price, which Final Allocation will be attached hereto as Schedule 6(c). After the Closing and in respect of periods prior to January 24, 2008, the parties shall make consistent use of the allocation, fair market value and useful lives specified on Schedule 6(c) for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service (“IRS”) and similar reports for state, local, or foreign purposes in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986, as amended. In connection with the amendments to this Agreement made as of January 24, 2008 and the Settlement Agreement, Buyer and Seller have mutually agreed on an amended final allocation (the “Amended Final Allocation”), which is attached hereto as Schedule 6(c)(1). No later than March 15, 2008, Buyer shall prepare and deliver IRS Forms 8594 to Seller to be filed with the IRS in accordance with Schedule (6)(c) and Schedule 6(c)(1), respectively. In any proceeding related to the determination of any tax, neither Buyer nor Seller shall contend or represent that such Final Allocation or Amended Final Allocation, as the case may be, is not a correct allocation for the applicable tax period.
     7. [Intentionally omitted].
     8. Seller’s Representations and Warranties.
          a. Status and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the corporate power to execute and deliver this Agreement and the Settlement Agreement. The execution and delivery of this Agreement and the Settlement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and the Settlement Agreement have been duly and validly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against it in accordance with their terms.
          b. Limitations on Representations and Warranties.
               i) THE SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE BUYER (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER OR ANY OF ITS AFFILIATES BY ANY SHAREHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER), INCLUDING THOSE REPRESENTATIONS AND WARRANTIES INCLUDED IN SECTION 8 OF THE ORIGINAL AGREEMENT AND THIS AGREEMENT PRIOR TO THE AMENDMENTS MADE ON JANUARY 24, 2008.
               ii) THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO THE BUYER REGARDING THE BUSINESS AND THE ASSETS AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY SELLER OR ITS REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS CONTAINED IN THE DATA ROOM), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR STATEMENTS OR COMMUNICATIONS SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

     9. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:
          a. Status and Authority. Buyer is, and at the Closing will be, a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware with full limited liability company power and authority to conduct business as contemplated to be conducted. The execution and delivery of this Agreement and the Settlement Agreement and the consummation of the transactions contemplated hereby and thereby have been validly authorized by all appropriate limited liability company action. This Agreement and the Settlement Agreement have been duly and validly executed and delivered by Buyer and constitute valid and binding obligations of Buyer, enforceable against it in accordance with their terms.
          b. Litigation. There are no suits, actions, claims, arbitrations, administrative, or other proceedings or governmental investigations pending or threatened against or affecting Buyer in any court or before or by any federal, state, local, or other governmental department or agency that seek to restrain or prohibit the consummation, legality or validity of this Agreement, the Settlement Agreement or the transactions contemplated hereby or thereby or which would materially impair the ability of the Buyer to consummate such transactions.
          c. Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement and the Settlement Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby and thereby, and the fulfillment by Buyer of the terms hereof and thereof, will not violate any provision of the formation or operating documents of Buyer nor will they result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement, or other obligation of any description to which Buyer is a party or by which it is bound, or constitute a violation of Applicable Law.
          d. Investment Intent. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Assets, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment. In evaluating the suitability of the investment, the Buyer has not relied upon any representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of the Seller or any Affiliate, employee, agent or other representative of the Seller.
          e. [Intentionally omitted].

          f. Solvency. Upon and immediately after the consummation of the transactions contemplated by this Agreement and the Settlement Agreement and the incurrence of any indebtedness for borrowed money used to finance such transactions, the assets of the Buyer will exceed the liabilities of the Buyer on a US GAAP basis. In connection with the consummation of the transactions contemplated by this Agreement and the Settlement Agreement and the incurrence of any indebtedness for borrowed money used to finance such transactions, to the best knowledge after reasonable inquiry of Buyer’s management as of the date of the Settlement Agreement, Buyer (i) has not incurred debts that are beyond its ability to pay as such debts mature and (ii) has sufficient cash flows to perform all of its obligations under this Agreement, the Settlement Agreement and the General Agreement of Indemnity.
          g. Inspections. Buyer acknowledges that Seller has made no representation or warranty as to the prospects, financial or otherwise, of the Business. Buyer agrees that it shall accept the Assets and the Assumed Liabilities as they exist on the Closing Date based on Buyer’s inspection, examination, determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Seller.
          h. As Is Where Is. BUYER ACKNOWLEDGES AND AGREES THAT SELLER IS TRANSFERRING THE ASSETS TO BUYER AS IS AND WHERE IS, IN THEIR EXISTING STATE AND PHYSICAL CONDITION AND LOCATION WITH ALL FAULTS. BUYER ACKNOWLEDGES AND AGREES THAT SELLER EXPRESSLY DISCLAIMS, ALL REPRESENTATIONS AND WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER RELATING TO THE ASSETS INCLUDING, WITHOUT LIMITATION: (A) THE CONDITION OF THE ASSETS, (B) THE MERCHANTABILITY, SUITABILITY OR THE FITNESS FOR ANY PARTICULAR PURPOSE, (C) THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE ASSETS, (D) THE CONFORMITY TO SPECIFICATIONS, (E) THE OPERATION, PERFORMANCE OR MAINTENANCE OF THE ASSETS, AND (F) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. BUYER AGREES THAT ALL SUCH RISKS, OBLIGATIONS AND LIABILITIES AS AMONG BUYER AND SELLER ARE TO BE BORNE BY BUYER. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AND SUCH PROVISIONS ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF REPRESENTATIONS AND WARRANTIES BY SELLER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS, WHETHER PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, IN EQUITY OR OTHERWISE.
     10. Survival. All of the representations and warranties of Buyer contained in this Agreement shall survive the Closing without time limit, subject to any applicable statute of limitation. The covenants and agreements made in Sections 11, 12, 13, 19, 20 and 21 shall survive in full force and effect indefinitely or until such time as they terminate in accordance with their terms.

     11. Seller’s Covenants.
          a. [Intentionally omitted].
          b. [Intentionally omitted].
          c. [Intentionally omitted].
          d. Noncompetition; Nonsolicitation; etc.
               i) Seller covenants and agrees, as an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, that Seller will not, directly or indirectly, for the four-year period immediately following the Closing in the United States or any territories of the United States carry on or participate in the ownership, management or control of a Competing Business; provided that Seller and its Affiliates shall not be prohibited from continuing to provide to customers of the Business or any other Persons the services Seller and its Affiliates provide as of the Closing Date (excluding the services provided by the Business and not otherwise provided by Seller or its Affiliates). In addition, neither Seller nor its Affiliates shall be prohibited from providing or participating in the ownership, management or control of a business which provides duct, duct bank, conduit and Lighting Work (build, engineer, install, maintain) or communications, satellite, energy and broadband services (including municipal WIFI, WIMAX and other wireline or wireless broadband technologies). Furthermore, Seller and its Affiliates shall not be prohibited from providing or participating in the ownership, management or control of a business which provides (i) any services outside the United States and its territories, or (ii) services to the Department of Transportation of the State of Texas which Seller and its Affiliates provide as of the Closing Date (excluding the services provided by the Business and not otherwise provided by Seller or its Affiliates). Notwithstanding the foregoing, the restrictions set forth in the preceding sentence shall not prohibit the Seller and its Affiliates from providing or participating in the ownership, management or control of a business which provides any services within the States of Arizona, Nevada, Colorado, Oklahoma, New Mexico, Missouri or Minnesota. “Lighting Work” includes lighting structures or installing/maintaining/supporting other equipment or lighting structures.
               ii) Nothing contained in this Section 11(d) shall limit or restrict the right of Seller to hold and make investments in securities of any Person that has securities listed on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided that the aggregate equity interest therein of Seller does not exceed (5%) of the outstanding shares or interests in such Person at the time of Seller’s investment therein provided that Seller does not take any active management role. Notwithstanding any provisions of this Section 11(d) to the contrary, if Seller acquires securities of any Person that is engaged in a Competing Business, Seller shall not be deemed to be in violation of this Section 11(d), provided that at the time of acquisition the Competing Business represents less than 25% of the gross revenues of the acquired Person for the acquired Person’s most recently completed fiscal year.
               iii) From and after the date of this Agreement until the fifth anniversary of the Closing Date, Seller shall not, without the prior written approval of Buyer, directly or indirectly solicit any individual who was a non-exempt (within the meaning of the Fair Labor Standards Act) Transferred Employee to terminate his or her employment relationship with Buyer; provided, however, that the foregoing shall not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of Buyer) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of Buyer. From and after the date of this Agreement until the fourth anniversary of the Closing Date, Seller will not induce or seek to induce any contractor, supplier, client or customer of Buyer to terminate its relationship with Buyer in respect of the Business.
               iv) Seller recognizes and agrees that a breach by Seller of any of the covenants and agreements in this Section 11(d) could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies that may be available to Buyer under Applicable Law. If this Section 11(d) is more restrictive than permitted by the Applicable Laws of the jurisdiction in which Buyer seeks enforcement hereof, this Section 11(d) shall be limited to the extent required to permit enforcement under such Applicable Laws.
          e. Bonds on Current Projects. From and after the date of this Agreement, Seller shall maintain and continue at its sole expense all performance and completion bonds, and all collateral currently securing such bonds, relating to the Current Projects and use commercially reasonable efforts to obtain the consent of the issuer of each such bond to the continuation of such bond after the Closing.
          f. [Intentionally omitted].
          g. [Intentionally omitted].
     12. Buyer’s Covenants.
          a. Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement dated August 21, 2006 (the “NDA”) executed by Buyer remains in full force and effect, and Buyer’s obligations thereunder remain unaffected by the execution and delivery of this Agreement; provided, however, that Seller acknowledges and agrees that Buyer has directly or indirectly contacted and communicated with executives or other employees of the Seller and that such contacts and communications shall not constitute a breach by Buyer of the NDA.
          b. Nonsolicitation of Employees, etc. From and after the Original Agreement Date until the fifth anniversary of the Closing Date, Buyer shall not, without the prior written approval of Seller, directly or indirectly solicit any individual who is a non-exempt (within the meaning of the Fair Labor Standards Act) employee of Seller or its Affiliates to terminate his or her employment relationship with Seller or any such Affiliate; provided, however, that the foregoing shall not apply to Transferred Employees, employees of the Business as of the date hereof who are not Transferred Employees or individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of Seller or its Affiliates) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of Seller or its Affiliates. Buyer recognizes and agrees that a breach by Buyer of any of the covenants and agreements in this Section 12(b) could cause irreparable harm to Seller, that Seller’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Buyer, in addition to any other rights and remedies that may be available to Seller under Applicable Law. If this Section 12(b) is more restrictive than permitted by Applicable Laws of the jurisdiction in which Seller seeks enforcement hereof, this Section 12(b) shall be limited to the extent required to permit enforcement under such Applicable Laws.
          c. Buyer’s Due Diligence Investigation; Certain Acknowledgements.
               i) The Buyer acknowledges and agrees that the Seller has not made any representations or warranties regarding the Seller, the Business, the Assets or the operations of the Business or otherwise in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that no statements or information contained in the Data Room or any presentation regarding the Business (including any management presentation or facility tour), including but not limited to any projections, forecasts and predictions, and any other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda or offering materials, is or shall be deemed to be a representation or warranty by the Seller to the Buyer, and that Buyer has not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated hereby. Buyer further acknowledges and agrees that materials it has received from Seller include projections, forecasts and predictions relating to the Business; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished; that Buyer shall not have any claims against Seller or its officers, directors or Affiliates with respect thereto; and that Buyer has not relied thereon. The Buyer acknowledges that no Person has been authorized by the Seller to make any representation or warranty regarding the Seller, the Business, the assets or operations of the Business or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Seller.
               ii) The Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Seller and the Business, and (ii) has conducted such investigations of the Seller and the Business as the Buyer deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries. The Buyer further acknowledges and agrees that it will not at any time assert any claim against the Seller or any of its present and former directors, officers, managers, partners, shareholders, employees, agents, Affiliates, consultants, investment bankers, attorneys, advisors or representatives, or attempt to hold the Seller or any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by Seller or such Persons concerning the Seller or the Business.
               iii) Buyer acknowledges that the Purchase Price has been negotiated based upon Buyer’s express agreement that Buyer will acquire the Business, the Assets and Assumed Liabilities in “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied. Further, without limiting any representation, warranty or covenant of Seller expressly set forth herein, Buyer acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Business, including without limitation with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.
          d. Leased Assets. At the Closing, the Buyer, at its sole option and expense, shall have the option to (i) pay off, refinance or take an assignment of the leases (as legally permitted) on the vehicles and equipment of the Business, and in connection therewith shall obtain the release of the Seller for all liability under such leases or (ii) execute a sublease with the Seller on all of the leases on the vehicles and equipment of the Business consistent with the terms of Seller’s lease. As soon as practicable (but in any event within sixty (60) days) after the Closing Date, the Buyer, at its sole option and expense, shall (i) pay off, refinance or take an assignment of the leases on the other leased assets of the Business, and in connection therewith shall obtain the release of the Seller for all liability under such leases or (ii) execute a sublease with the Seller on all of the other leased assets of the Business consistent with the terms of Seller’s lease.
          e. Preservation of and Access to Certain Information; Cooperation.
               i) On and after the Closing Date, the Buyer shall preserve all books and records of the Business for a period of ten years commencing on the Closing Date, and thereafter, shall not destroy or dispose of such records without giving notice to the Seller of such pending disposal and offering the Seller such records. In the event that the Seller has not requested such materials within ninety (90) days following the receipt of notice from the Buyer, the Buyer may proceed to destroy or dispose of any books and records of the Business.
               ii) From and after the Closing Date, the Buyer shall (a) afford the Seller and its representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, officers, properties, agreements, records, books and affairs of the Buyer relating to the Business, including, without limitation, the engineering documentation library, and provide copies at Seller’s cost of such information concerning the Business as the Seller may reasonably request in connection with the preparation of any Tax Returns, any judicial, quasi-judicial, administrative, tax, audit or arbitration proceeding, the preparation of any financial statements or reports required in accordance with Applicable Law, in connection with the defense of any third party claims or in connection with the computation of the Earn-Out and (b) cooperate fully with the Seller for any proper purpose.
          f. Employment Matters. At Closing, MasTec Services, Inc. will terminate the employment of the employees listed on Schedule 12(f) (the “Transferred Employees”) and the Buyer shall immediately hire the Transferred Employees and establish and make available a group medical plan for all Transferred Employees and their dependants that is substantially similar to the group medical plan available to the Transferred Employees immediately prior to the Closing under Seller’s plan. Seller’s plan will terminate as to the Transferred Employees at the Closing. The Buyer shall credit the Transferred Employees with all service of the Transferred Employees recognized under any Employee Benefit Plan or Benefit Arrangements as service with the Buyer for purposes of eligibility to participate, vesting and levels of benefits available, under all Buyer Plans (as defined below). The Buyer shall waive any coverage waiting period, pre-existing condition and actively-at-work requirements under the Buyer’s employee benefit plans, policies, programs, or arrangements (the “Buyer Plans”) and shall provide that any expenses incurred before the Closing Date by a Transferred Employee (and his or her dependents) during the calendar year of the Closing shall be taken into account for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions, and applicable annual and/or lifetime maximum benefit limitations of the Buyer Plans. The Buyer Plans shall not require contributions by Transferred Employees at a rate that exceeds the rate in effect for other similarly situated employees of the Buyer. Seller shall use commercially reasonable efforts to assist Buyer in its effort to hire James Fowler, Lewis Black, John Coyne and the other Transferred Employees following the Closing. Notwithstanding anything to the contrary set forth herein, under no circumstances shall Seller’s obligation pursuant to the immediately preceding sentence require Seller to expend any funds or take any actions that would otherwise disrupt the operations of Seller’s business.
          g. Project Completion. Seller is currently obligated to complete the Current Projects, including for purposes of clarity all Bonded Obligations. Following the Closing, Buyer shall complete each of the Current Projects, including for purposes of clarity all Bonded Obligations, as expeditiously as possible in accordance with the terms of such projects and will use best efforts to collect all payments due and payable thereunder as soon as practicable following the Closing Date. Upon completion of each Current Project, including for purposes of clarity all Bonded Obligations, Buyer shall pay in full all vendors and contractors on a timely basis and shall use best efforts to have all surety and other bonds and liens removed in connection with such projects. Buyer shall provide evidence of compliance with this Section 12(g), including copies of all payment documentation, upon the reasonable request of Seller. For purposes of clarity, all references in this Agreement to completion of Current Projects by Buyer shall mean completion to the satisfaction and written acknowledgement of the third party or parties for whom the Current Project is performed.
          h. Seller’s Intellectual Property. Following the Closing, Buyer shall not, and shall cause all of its Affiliates not to, use the Intellectual Property of the Seller other than the Acquired Intellectual Property, including without limitation: (i) ceasing and desisting from all use of the MasTec Marks and all variations thereof in any form as previously registered, licensed or used by the Seller or the Business in connection with any goods or services, or used as business names, trade names, fictitious names and any other uses, as well as all use of any of the other Intellectual Property of the Seller and its Affiliates; and (ii) removing, destroying, erasing or otherwise eliminating all references to any of the foregoing Intellectual Property from any signage and any other tangible matter, electronic displays or other depictions of any kind which are of a permanent nature and from all clothing, signs, materials, vehicles and any other tangible matter or electronic systems or media in any form owned, controlled, leased, licensed, operated, possessed or otherwise used by Buyer or any of its Affiliates.
          i. No Dividends, Distributions or Payments. Following the Closing and until such time as all Current Projects, including for purposes of clarity, all Bonded Obligations (as defined in Section 19(f)) are fully completed, Buyer shall not (A) declare or pay any dividends, (B) make any distributions or payments to its members or to any Affiliate of Buyer or any Affiliate of a member of Buyer (including without limitation repayment of loans), (C) purchase, redeem, retire, defease or otherwise acquire for value any of its equity interests now or hereafter outstanding, (D) return any capital to its members (or the equivalent Persons thereof) as such, or (E) permit any of its subsidiaries to do any action set forth in (A), (B), (C), or (D) other than making distributions solely to Buyer; provided that Buyer may (1) pay management fees to an Affiliate of Buyer in the aggregate maximum amount of $25,000 during any month, and (2) make distributions to its members in an amount not to exceed the federal income tax liability of such members as a result of Buyer’s income, including late penalties, if any, actually incurred by such members as a result of the timing of Buyer’s tax distribution payments.
     13. Mutual Covenants.
          a. [Intentionally omitted].
          b. [Intentionally omitted].

          c. [Intentionally omitted].
          d. [Intentionally omitted].
          e. Accounts Receivable.
               i) Following the Closing, with the assistance of one or more representatives of Seller, Buyer shall use commercially reasonable efforts to collect the Excluded Receivables on behalf of Seller and pay vendors or contractors to obtain required lien releases. Buyer shall afford Seller and its representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, officers, properties, agreements, records, books and affairs of Business relating to the Excluded Receivables. From and after the Closing, upon Buyer’s receipt of Excluded Receivables, Buyer shall be deemed to have received such payment in trust for the benefit of Seller, and Buyer shall turn over to Seller any payments so received in the form received (subject to any necessary endorsement) no later than five (5) Business Days following such receipt.
               ii) If and to the extent that Seller shall, from and after the Closing, receive payment of any Acquired Receivables, Seller shall be deemed to have received such payment in trust for the benefit of Buyer, and Seller shall turn over to Buyer any payments so received in the form received (subject to any necessary endorsement) no later than five (5) Business Days following such receipt.
     14. [Intentionally omitted].
     15. [Intentionally omitted].
     16. [Intentionally omitted].
     17. Closing.
          a. The consummation of the purchase and sale transaction contemplated under this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, P.A., at 1221 Brickell Avenue, Miami, FL 33131, or at such other date, time and place as may be agreed upon by Buyer and Seller, on February 14, 2007 (the “Closing Date”).
          b. Notwithstanding the execution and delivery of this Agreement on February 14, 2007, for all purposes hereunder, including, but not limited to accounting, payroll, employee benefits and system transition, the Closing shall be deemed to have occurred and become effective as of 12:01 a.m. EST on February 1, 2007 (the “Effective Time”). Notwithstanding any assignment instrument which purports to assign from Seller to Buyer any subcontract or lease or the performance of such subcontract or lease made in connection with the Current Projects, including for purposes of clarity, all Bonded Obligations, prior to the Effective Time, Buyer and Seller acknowledge and agree that such assignments shall be deemed to occur and become effective as of the Effective Time. For the avoidance of doubt, the Buyer is purchasing all the Assets as of the Effective Time and through and including the Closing Date.
          c. In furtherance of preceding paragraph (b), as soon as practicable following the Closing Date, but in no event later than five (5) Business Days from the Closing Date, the parties shall mutually calculate all cash inflows and outflows on a cash book basis (including, but not limited to, all payments, receipts, accrued liabilities and benefits accrued on direct payroll incurred in the Ordinary Course of Business) of the Business between the Effective Time and the Closing Date. To the extent the cash inflows of the Business exceeded the cash outflows of the Business, Seller shall pay such excess to Buyer. To the extent the cash outflows of the Business exceeded the cash inflows of the Business, Buyer shall pay such excess to Seller. All payments due pursuant to this Section 17(c) shall be paid within 2 days following the requisite determination. For the avoidance of doubt, Buyer and Seller mutually acknowledge and agree that all obligations under this Section 17(c) have been fully satisfied in accordance with the terms hereof.
     18. [Intentionally omitted].
     19. Indemnification.
          a. [Intentionally omitted].
          b. Indemnification by Buyer. Buyer shall indemnify Seller and each of its officers, directors, employees, Affiliates, successors and assigns (collectively, the “Seller Parties”) against and hold them harmless from any Losses suffered or incurred by any such Indemnified Party to the extent arising from
               i) any breach of any representation or warranty of Buyer contained in this Agreement;
               ii) any breach of any covenant or agreement of Buyer contained in this Agreement;
               iii) any Assumed Liabilities;

               iv) any Contracts retained by Seller but performed by Buyer pursuant to Section 3(r);
               v) all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of any Transferred Employee on or after the Closing Date, including any claims arising out of WARN or otherwise relating to any plant closing, mass layoff or similar event under any Applicable Law or contract occurring on or after the Closing Date; or
               vi) any other liabilities of the Business arising out of or relating to the ownership or operation of the Business after the Closing Date.
          c. Limitations on Liability.
               i) For all purposes of this Agreement, “Losses” shall be net of (x) any insurance payable to the Indemnified Party from its own insurance policies (including title insurance policies) in connection with the facts giving rise to the right of indemnification, or any insurance that would have been payable to the Indemnified Party if the policies of insurance effected by or for the benefit of the Seller or the Business had been maintained after Closing on no less favorable terms than those existing at the date of this Agreement, and (y) the estimated present value of any tax benefits received by or accruing to the Indemnified Party, using a discount rate equal to the midterm applicable federal rate in effect on the date of the claim for indemnity and assuming a Tax rate equal to the maximum applicable combined statutory federal and applicable state and local income or corporation tax rate applicable to the Seller for the year in which the claim is made.
               ii) No Person shall be entitled to recover under this Section 19 with respect to, and the term “Losses” shall not include, consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), damages for diminution in value of the Business, damages computed on a multiple of earnings or similar basis, and indirect, special, exemplary and punitive damages.
               iii) [Intentionally omitted]
               iv) [Intentionally omitted]
               v) [Intentionally omitted]
               vi) [Intentionally omitted]

               vii) [Intentionally omitted]
               viii) [Intentionally omitted]
               ix) [Intentionally omitted]
               x) [Intentionally omitted]
               xi) Notwithstanding anything to the contrary set forth herein, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent that such party has been indemnified or reimbursed for such amount pursuant to this Section 19.
          d. Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto pursuant to this Section 19, shall terminate at the time the applicable representation, warranty, covenant or agreement terminates pursuant to Section 10.
          e. Procedures.
               i) If the Seller Parties shall seek indemnification pursuant to Section 19(b), the Indemnified Party shall give written notice to the Indemnifying Party promptly (and in any event within thirty (30) days) after the Indemnified Party (or, if the Indemnified Party is a corporation, any officer or employee of the Indemnified Party) becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”) specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Losses, if known, the method of computation thereof, containing a reference to the provision of the Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. Notwithstanding any other provision to the contrary, the Indemnifying Party shall not be required to indemnify, defend or hold harmless any Indemnified Party against or reimburse any Indemnified Party for any Losses unless the Indemnified Party has notified the Indemnifying Party in writing in accordance with this Section 19(e) of a pending or threatened claim with respect to such matters within thirty (30) days of the Indemnifying Party becoming aware of such pending or threatened claim and within the applicable survival period set forth in Section 10. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action, proceeding or Remedial Action brought by a Person that is not a party hereto (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Parry in connection with such Third Party Claim. With respect to any Third Party Claim asserted or brought prior to the Closing Date, notice of such Third Party Claim shall be deemed to have been delivered on the Closing Date.

               ii) Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to this Section 19(e) the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 19(e). After written notice by the Indemnifying Party to the Indemnified Party of its election to assume the defense and control of a Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal fees or expenses subsequently incurred by such Indemnified Party in connection therewith. Notwithstanding anything in this Section 19(e) to the contrary, if the Indemnifying Party does not assume defense and control of a Third Party Claim as provided in this Section 19(e), the Indemnified Party shall have the right to defend such Third Party Claim, subject to the limitations set forth in this Section 19(e), in such manner as it may deem appropriate. Whether the Indemnifying Parry or the Indemnified Party is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of reasonable recognized standing and competence, shall take all steps necessary in the investigation, defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. The party conducting the defense thereof shall at all times act as if all Losses relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Losses therefrom. The Indemnified Party shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with the Indemnifying Party in connection with any Third Party Claim.
               iii) Subject to the provisions of Sections 19(e)(ii) and 19(e)(iv) the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Party shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims; provided, that the Indemnifying Party shall (a) pay or cause to be paid all amounts arising out of such settlement judgment concurrently with the effectiveness thereof; (b) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party’s business; and (c) shall obtain, as a condition of any settlement or other resolution, a complete release of each Indemnified Party against any and all damages resulting from, arising out of or incurred with respect to such settlement or other resolution. Except for the foregoing, no settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnifying Party or Indemnified Party without the express written consent of the other party.
               iv) In the case of the indemnification contemplated by Section 19(e)(ii), in the event that the Indemnifying Party desires to settle the matters referenced therein or consent to the entry of any judgment arising thereunder and the Indemnified Party does not wish to consent to such settlement or entry of judgment, the Indemnified Party shall have no obligation to consent to the settlement or entry of judgment provided that it agrees in writing to pay and be responsible for 100% of any Losses; provided that the Indemnified Party shall not be required to consent to any settlement or agree to be responsible for the payment of Losses thereafter incurred with respect to any matter the settlement or entry of judgment of which would require the consent of such Indemnified Party pursuant to Section 19(e)(iii). Notwithstanding the foregoing, an Indemnifying Party may, at its option and expense, participate in the defense of any Indemnified Claim.

               v) If the Indemnifying Party and the Indemnified Party are unable to agree with respect to a procedural matter arising under this Section 19(e) the Indemnifying Party and the Indemnified Party shall, within ten (10) days after notice of disagreement given by either party, agree upon a third-party referee (“Referee”), who shall be an attorney and who shall have the authority to review and resolve the disputed matter. The parties shall present their differences in writing (each party simultaneously providing to the other a copy of all documents submitted) to the Referee and shall cause the Referee promptly to review any facts, law or arguments either the Indemnifying Party or the Indemnified Party may present. The Referee shall be retained to resolve specific differences between the parties within the range of such differences. Either party may request that all discussions with the Referee by either party be in each other’s presence. The decision of the Referee shall be final and binding unless both the Indemnifying Party and the Indemnified Party agree. The parties shall share equally all costs and fees of the Referee.
               vi) If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.
          f. Bonded Obligations.
               i) As a material inducement for Seller to enter into this Agreement, and not in any way limiting Buyer’s obligations to indemnify Seller for a breach of any covenant contained herein, at the Closing Buyer is executing and delivering to Seller, the General Agreement of Indemnity in the form agreed upon between Buyer and Seller (the “General Agreement of Indemnity”), pursuant to which Buyer will indemnify Seller and its Affiliates with respect to the performance and completion of the bonded obligations as set forth therein (the “Bonded Obligations”).
               ii) Following the Closing Date, Buyer and Seller shall communicate with respect to the performance and completion of the Bonded Obligations and Buyer shall afford Seller the opportunity to remedy any actual or reasonably anticipated non-performance or non-completion of any Bonded Obligation. In connection with the Bonded Obligations, Buyer shall promptly provide Seller with any information relating thereto as Seller may reasonably request including without limitation status reports pertaining to Buyer’s performance and completion thereof. For purposes of clarity, under no circumstances shall Seller have any obligation to complete any Bonded Obligation.
               iii) Until such time as all Bonded Obligations are fully completed in accordance with Section 12(g) hereof, Buyer shall provide Seller with a Chief Financial Officer’s certificate on a monthly basis, certifying that to such officer’s best knowledge after reasonable inquiry (A) Buyer’s management-prepared monthly cash flow statements, including cash reconciliations, which shall be attached as an exhibit to such certificate, are true and correct in all material respects subject to year-end adjustments in accordance with US GAAP, and (B) Buyer has fully complied with all provisions of Sections 6(b)(vi)(3) and 12(i) hereof.
     20. Brokers and Finders. The Seller has retained Houlihan Lokey Howard & Zukin (“HLHZ”) in connection with the transactions contemplated hereby and will pay all fees and expenses charged by HLHZ. Except for HLHZ, each party represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement nor has it had any dealings with any person that may entitle that person to a fee or commission from any other party hereto. Each of the parties indemnifies and holds the others harmless from and against any claim, demand, or damages whatsoever by virtue of any arrangement or commitment made by it with or to any person that may entitle such person to any fee or commission from the other parties to this Agreement.
     21. General Provisions.
          a. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:
If to Buyer:
LEÓN, MAYER & Co.
848 Brickell Avenue, Suite 1010
Miami, FL 33131
Attention: Benjamin G. Mayer / Andro Nodarse-León
with a copy, given in the manner
prescribed above to:
McCarter & English, LLP
245 Park Avenue
New York, NY 10167
Attention: Peter S. Twombly, Esq.
If to Seller:
MasTec North America, Inc.
800 S. Douglas Rd.
12th Floor
Coral Gables, FL 33134
Attention: C. Robert Campbell

with a copy, given in the manner
prescribed above to:
MasTec North America, Inc.
800 S. Douglas Rd.
12th Floor
Coral Gables, FL 33134
Attention: Alberto de Cardenas, Esq.
     Any party may alter the address or addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
          b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflicts-of-laws rules thereof.
          c. Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.
          d. Entire Agreement. This Agreement, the Settlement Agreement, the Preserved Agreements, the NDA and the schedules, exhibits, certificates and other agreements to be delivered pursuant hereto constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing executed by the parties. Should there be any conflict between the terms of this Agreement and the terms of the Settlement Agreement, the terms of the Settlement Agreement shall prevail.
          e. Dispute Resolution. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida applicable to contracts made and to be performed therein. Any controversy or claim arising out of or relating to this Agreement or any related agreement or any of the contemplated transactions will be settled in the following manner: (i) senior executives representing each of Seller and Buyer will meet to discuss and attempt to resolve the controversy or claim, (ii) if the controversy or claim is not resolved as contemplated by clause (i), Seller and Buyer will, by mutual consent, select an independent third party to mediate such controversy or claim, provided that such mediation will not be binding upon the parties; and (iii) if such controversy or claim is not resolved as contemplated by clauses (i) and (ii), the parties will refer any dispute hereunder (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida in accordance with the then existing rules for expedited arbitration (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The law applicable to any controversy shall be the law of the State of Florida, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement involving a dispute in excess of $500,000, the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three members, one of whom shall be appointed by each of the respective parties and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within twenty (20) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event of a dispute involving a sum equal to or less than $500,000, a single arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered in writing within no more than thirty (30) days. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and shall be adjudicated only by the courts of the State of Florida located in Miami-Dade County or the U.S. District Court for the Southern District of Florida. Each of the parties to this Agreement irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies of the notice, summons and/or complaint by registered or certified airmail, postage prepaid, to the address specified in Section 21(a). The foregoing shall not limit the rights of any party to this Agreement to serve process in any other manner permitted by Applicable Law or to obtain execution of judgment in any other jurisdiction. An arbitrator(s) or court reviewing any dispute related to this Agreement pursuant to this Section 21(e) may award reasonable costs for legal representation to a successful party and may apportion the costs of the arbitration or court costs between the parties if the arbitrator or court determines that such apportionment is reasonable, taking into account the circumstances of the case.
          f. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
          g. Enforcement of Agreement. The parties acknowledge and agree that in the event of a breach of this Agreement, the non-breaching party would be irreparably damaged and could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
          h. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
          i. Indulgences Not Waivers. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
          j. Costs and Expenses. Each party hereto shall bear its own costs, including counsel fees and accounting fees, incurred in connection with the negotiation, preparation of and the Closing under this Agreement, and all matters incident thereto.
          k. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
          l. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. A facsimile signature will have the same force and effect as an original signature.
          m. Gender. Words used herein, regardless of the gender specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires.

          n. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays celebrated in the United States; provided, however, that if the final day of any period falls on a Saturday, Sunday, or holiday celebrated in the United States, then the final day shall be deemed to be the next day which is not a Saturday, Sunday, or holiday celebrated in the United States.
          o. Transfer Taxes. Any sales, use or other transfer taxes arising out of or incurred in connection with the transactions contemplated by this Agreement shall be paid by Seller; provided that Buyer shall deliver to Seller any resale certificate for inventory or clearance certificate, receipts or similar documents that may be required.

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement on this 24th day of January 2008.

MASTEC NORTH AMERICA, INC.

By:	/s/ C. Robert Campbell
C. Robert Campbell
Chief Financial Officer &
Executive Vice President

ATLAS TRAFFIC MANAGEMENT SYSTEMS LLC

By:	/s/ Andro Nodarse-León
Andro Nodarse-León
Founding Director

By:	/s/ Benjamin G. Mayer
Benjamin G. Mayer
Founding Director

Exhibit A
Definitions
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.
     “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, Order, writ, injunction, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).
     “Benefit Arrangement(s)” means all life and health insurance, hospitalization, retirement, bonus, deferred compensation, incentive compensation, severance pay, disability and fringe benefit plans, holiday or vacation pay, profit sharing, seniority, and other policies, practices, agreements or statements of terms and conditions providing employee or executive compensation or benefits to Transferred Employees or any of their dependents, maintained by Seller, other than an Employee Plan.
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.
     “Competing Business” means any business operating within the United States or its territories which provides directly, or indirectly through other contractors, the highway and roadway services currently provided by the Business, including structures, signals, electronics and toll booths.
     “Contract” means all contracts, agreements, leases (including leases of real property), licenses, commitments, sales and purchase orders and other undertakings of any kind, whether written or oral, relating exclusively to the Business.
     “Current Projects” shall have the meaning set forth in Section 2(f) of this Agreement.
     “Data Room” means the electronic data room hosted on Bowne Deal Room Express relating to the Business comprising the correspondence, Contracts, agreements, licenses, documents and other information made available to the Buyer and its advisors.
     “Defective Installation Losses” means Losses incurred by Buyer as a result of defective installation of products or the purchase or use of non-conforming goods or materials by the Business prior to the Closing Date, including but not limited to liabilities for latent defects and other obligations to third parties.

     “Disclosure Schedules” means the Disclosure Schedules dated the date of this Agreement relating to this Agreement.
     “Employee Plans” means each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained or contributed to by Seller which provides benefits to employees of the Business or their dependents.
     “Encumbrances” means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.
     “Environmental Conditions” shall mean any environmental contamination or pollution of, or the Release or Threat of Release of Hazardous Materials into, the surface water, groundwater, surface or subsurface strata, other geologic media, air and land.
     “Environmental Laws” shall mean all federal, regional, state, county or local laws, statutes, ordinances, decisional law (including common law), rules, regulations, codes, Orders, decrees, directives and judgments relating to health or safety, pollution, damage to or protection of the environment, Environmental Permits, Environmental Conditions, Releases or Threatened Releases of Hazardous Materials into the environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, whether existing in the past or present or hereafter enacted, rendered, adopted or promulgated. Environmental Laws shall include, but are not limited to, the following laws, and the regulations promulgated thereunder, as the same may be amended from time to time: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.) (“CERCLA”); the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) (“RCRA”); the Clean Air Act (42 U.S.C. 9401 et seq.); and the Clean Water Act (33 U.S.C. 1251 et seq.); and the comparable laws and regulations of the State of Florida.
     “Environmental Liabilities” means all liabilities to the extent arising in connection with or in any way relating to the Business or Seller’s use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, which arise under or relate to Environmental Laws including, without limitation, (i) Remedial Actions, (ii) personal injury, wrongful death, economic loss or property damage claims, (iii) claims for natural resource damages, (iv) violations of Applicable Law or (v) any Losses with respect thereto.
     “Environmental Permits” shall mean all permits, authorizations, registrations, certificates, licenses, approvals or consents required under or issued pursuant to Environmental Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Governmental Authority” means any federal, state, local, foreign, international, or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
     “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste and any pollutant or contaminant, or infectious or radioactive substance or material, or any substances, materials and wastes defined or deemed to be hazardous or regulated under any Environmental Laws, including without limitation, organic compounds, petroleum (and derivatives thereof), polychlorinated byphenyls, asbestos and urea formaldehyde.
     “Indemnified Party” means a Person that may be entitled to be indemnified pursuant to Section 19.
     “Indemnifying Party” means a Person that may be entitled to be indemnified pursuant to Section 19.
     “Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans and trade names, together with all goodwill associated therewith, and applications, registrations and renewals in connection therewith; (iii) copyrights, mask works and copyrightable works, and applications, registrations and renewals in connection therewith; and (iv) trade secrets and confidential business information (including ideas, research and development, know-how, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications).
     “ITS Leases” means the real property leases listed on Schedule 2(d) relating to the facilities used exclusively for the Business, and any other real property leases entered into after the date of this Agreement and on or prior to the Closing Date with the consent of Buyer, exclusively for the benefit of the Business, as the same may be amended and supplemented from time to time, including the interests of Seller in any related fixtures, improvement and personal property located therein.
     “Inventory” means all inventories of finished goods, stores, replacement and spare parts, packaging, labeling and other operating supplies ordered, purchased and/or on hand that are solely used or held for use solely in connection with the Business.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property for use solely by or in connection with the Business.
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used by Seller solely in connection with the Business.
     “Liabilities” means all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, choate or inchoate, accrued or unaccrued, absolute, determined, determinable or indeterminable or otherwise, whether presently in existence or arising hereafter.
     “Losses” means any losses, damages, costs, expenses, liabilities, obligations and claims of any kind.

     “MasTec Marks” means the name “MasTec” and all related and associated logos, design elements, variations, trade names, trademarks, service marks and all other marks, domain names, and rights of every kind pertaining thereto, together with the goodwill associated therewith, and shall include all confusingly similar names, marks and logos and derivations thereof, to the maximum extent permitted by law.
     “NDA” shall have the meaning set forth in Section 12(a) of this Agreement.
     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practices (including with respect to quantity and frequency).
     “Permit” means any authorization, license, consent, Order, certificate, variance, permit, certification, approval or other action of, or any filing, registration or qualification with, any Governmental Authority (or any department, agency or political subdivision thereof) or any other regional or local public authority (or any department, agency or political subdivision thereof), and any applications for the foregoing.
     “Permitted Encumbrances” means (i) any Encumbrances on the Assets arising from the lease of any personal property pursuant to Contracts included in the Assets, (ii) any Encumbrance which will be released at Closing, (iii) any Encumbrance that does not adversely affect the full use and enjoyment of the Asset for the purpose for which it is currently used, (iv) statutory liens for current taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (v) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business, (vi) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any real property, (vii) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, and (viii) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the real property in any material respect.
     “Person(s)” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, limited liability partnership, an association, a trust or any other entity or organization, including a government or political subdivision or agency of instrumentality thereof.
     “Preserved Agreements” shall have the meaning set forth in Section 7(a) of the Settlement Agreement.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, whether arising before or after the Closing.

     “Release” means any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, deposit, disposal, dispersal, dumping, leaching or migration on or into the environment or into or out of any property.
     “Remedial Action(s)” means the investigation, clean-up or remediation of environmental contamination or damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of hazardous substances, including, without limitation, investigations, response, removal and remedial actions under The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, corrective action under The Resource Conservation and Recovery Act of 1976, as amended, and clean-up requirements under similar state Environmental Laws.
     “Settlement Agreement” shall have the meaning set forth in Section 6(b)(ii) of this Agreement.
     “Tax” or Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, unemployment, real property, personal property, sale, use, transfer, value added, alternative, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any person.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Threat of Release” shall mean a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the environment that may result from such Release.
     “US GAAP” means generally accepted accounting principles and practices, as in effect from time to time in the United States of America, consistently applied.
     “WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.